                                 EXHIBIT 99.1


       MUTUAL RISK MANAGEMENT HAS RECEIVED WAIVER FROM DEBENTURE HOLDERS


CONTACT:
Robert Mulderig, Chairman and CEO
Andrew Cook, Senior Vice President & CFO
(800) 772-0849 or (441) 295-5688


Hamilton, Bermuda November 15/th/, 2001 - Mutual Risk Management, Ltd. (NYSE:MM) today announced that it has received a waiver from the holders of its $142.5 million of outstanding 9 3/8% Convertible Exchangeable Debentures due 2006. The debentures contain a negative covenant that the Company's US insurance subsidiaries will have a statutory combined ratio at the end of each fiscal quarter of no more than 125% for the previous twelve months. Primarily as a result of the loss incurred due to the Reliance insolvency this negative covenant was breached as of September 30, 2001. The Company is currently working with its senior lenders to obtain the same waiver that is contained in its $180 million outstanding bank line of credit.

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws with regard to our future growth, profitability and income from some of our business segments. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in these laws. These statements are not guarantees of performance. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the timely and full recoverability of reinsurance placed by Mutual Risk with third parties; (b) adverse developments in the world's insurance, reinsurance and financial markets; and (c) the other factors set forth in Mutual Risk's most recent report on Form 10-K and Mutual Risk's other documents on file with the Securities and Exchange Commission. Mutual Risk undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.